Woodward Announces Plans for Chief Financial Officer Transition

ROCKFORD, IL -- 11/18/2004 -- Woodward Governor Company (NASDAQ: WGOV) announced today that Stephen P. Carter, executive vice president, chief financial officer, and treasurer, has decided to retire from the company following the recruitment, appointment, and transition of his successor.

Mr. Carter has been with Woodward for 18 years, and since January 1997, as CFO and treasurer. "Having achieved many of the goals I envisioned for my career at Woodward, the timing seems right to explore new and different opportunities including those in the community-service area," said Mr. Carter.

"Among the many highlights of my tenure, helping to manage Woodward's transformation to full public company status, and leading the finance, information technology, and communications groups during periods of change were among the most fulfilling. I am grateful to Woodward for a rewarding experience. It has been a wonderful opportunity to work with so many talented and dedicated people," said Mr. Carter.

John A. Halbrook, chairman and chief executive officer, said, "Steve has been an outstanding colleague, advisor, and friend whose strategic insight, broad range of capabilities, and professionalism will be missed by Woodward and the Board of Directors.

"Steve performed his diverse responsibilities with diligence and distinction, providing critical support for Woodward's global growth strategies. He will remain in his current position until the selection of his successor and will continue at Woodward through the complete transition of his role.

"When Steve leaves, he will take with him the respect and appreciation of everyone in the organization for his service and leadership. We wish our best to Steve and his family now and for the future."

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and process automation equipment. The company's innovative control, fuel delivery, combustion, and automation systems help customers worldwide operate cleaner, more cost effective, and more reliable equipment. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2003, and Form 10-Q for the quarterly period ended June 30, 2004. Woodward's form 10-K for the year ended September 30, 2004 is expected to be issued by December 14, 2004.

CONTACT:

Rose Briani-Burden

Business Communications

815-639-6282